                                        March 11, 2016

The GoodHaven Funds Trust
4940 SW 83rd Street
Miami, Florida 33143

Ladies and Gentlemen:

We have acted as counsel to The GoodHaven Funds Trust (the “Trust”), a Delaware statutory trust, in connection with the Registration Statement on Form N-1A filed with the Securities and Exchange Commission on January 8, 2016, as amended on or about the date hereof (as amended, the “Registration Statement”).  The Registration Statement covers shares of beneficial interest in the Trust, par value of $0.001 per share (the “Shares”).

In rendering this opinion letter, we have examined the following documents: (i) the Registration Statement (and all exhibits thereto); (ii) the Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 18, 2015 (the “Certificate of Trust”); (iii) the Agreement and Declaration of Trust of the Trust, dated as of December 31, 2015 (the “Trust Instrument”); (iv) the By-Laws of the Trust, as in effect on the date hereof (the “By-Laws”) as approved by the Board of Trustees of the Trust (the “Board”); (v) copies of certain resolutions adopted by the initial sole trustee on December 31, 2015 and January 14, 2016 and copies of certain resolutions adopted by the Board on January 18, 2016 (the “Resolutions”); (vi) a Certificate of Good Standing for the Trust, dated February 22, 2016, obtained from the Secretary of State; and (vii) a certificate of an officer of the Trust. We have not reviewed any documents in rendering this opinion letter other than the documents listed above in clauses (i) through (vii). In particular, we have not reviewed any document (other than the documents listed above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements, and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete, and accurate in all material respects.

As to various questions of fact material to our opinions stated herein, we have relied upon the representations and warranties made in the foregoing documents and upon certificates of officers of the Trust. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

The GoodHaven Funds Trust
March 11, 2016

For purposes of this opinion letter, we have also assumed (i) that the Trust Instrument, the By-Laws, the Certificate of Trust, and Resolutions constitute the only documents governing the creation, operation and termination of the Trust, and that the Trust Instrument, the By-Laws and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement.

This opinion letter is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that:

1.	The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §3801, et. seq.

2.	The Shares have been duly authorized and, when issued by the Trust, will be validly issued, fully paid and non-assessable beneficial interests in the Trust.

We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may come to our attention or any changes in laws or court decisions which may occur after the date of effectiveness of the Registration Statement.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

The GoodHaven Funds Trust
March 11, 2016

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP